UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BRIGHAM EXPLORATION COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

BRIGHAM EXPLORATION COMPANY
6300 Bridge Point Parkway
Building Two, Suite 500
Austin, Texas 78730
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 8, 2005
To the Stockholders of
     Brigham Exploration Company:
      Notice is hereby given that the Annual Meeting of Stockholders of Brigham Exploration Company, a Delaware corporation, will be held on Wednesday, June 8, 2005, at 10:00 a.m., local time, at our offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, for the following purposes:

1.	To elect eight directors to serve until the Annual Meeting of Stockholders in 2006;

2.	To approve the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2005; and

3.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.
      Only stockholders of record at the close of business on April 20, 2005, are entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.
      You are cordially invited and urged to attend the meeting, but if you are unable to attend, please sign and date the enclosed proxy and return it promptly in the enclosed self-addressed stamped envelope. A prompt response will be appreciated. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.

By Order of the Board of Directors

Warren J. Ludlow
Secretary
April 29, 2005
Austin, Texas

SOLICITATION OF PROXIES
COMPARE CUMULATIVE TOTAL RETURN AMONG BRIGHAM EXPLORATION COMPANY NASDAQ MARKET INDEX AND COREDATA E&P GROUP INDEX
CORPORATE GOVERNANCE
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
BRIGHAM EXPLORATION COMPANY NOMINATING COMMITTEE CHARTER

Brigham Exploration Company
6300 Bridge Point Parkway
Building Two, Suite 500
Austin, Texas 78730
PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 8, 2005
SOLICITATION OF PROXIES
Solicitation and Revocability of Proxies
      This proxy statement is furnished to holders of our common stock, $0.01 par value, in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Annual Meeting of Stockholders of Brigham Exploration Company to be held on Wednesday, June 8, 2005, at 10:00 a.m., local time, at our offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
      Shares represented by a proxy in the form enclosed, duly signed, dated and returned to us and not revoked, will be voted at the meeting in accordance with the directions given, but in the absence of directions to the contrary, such shares will be voted (i) for the election of the Board’s nominees for directors, (ii) to approve the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2005, and (iii) in accordance with the best judgment of the persons voting on any other proposals that may come before the meeting. The Board of Directors knows of no other matters, other than those stated in the foregoing notice, to be presented for consideration at the meeting or any adjournment(s) thereof. If however, any other matters properly come before the meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the enclosed proxy may also, if it is deemed to be advisable, vote such proxy to adjourn the meeting from time to time.
      Any stockholder executing and returning a proxy has the power to revoke it at any time before it is voted by delivering to the Secretary of Brigham Exploration Company at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, 78730, a written revocation thereof or by duly executing a proxy bearing a later date. Any stockholder attending the Annual Meeting of Stockholders may revoke their proxy by notifying the Secretary at such meeting and voting in person. Attendance at the Annual Meeting will not by itself revoke a proxy.
      Definitive copies of this proxy statement, the accompanying form of proxy and our Annual Report for the year ended December 31, 2004, are being mailed on or about May 6, 2005.
      The cost of soliciting proxies will be borne by us. Our directors, officers and regular employees, in person or by mail, telephone or telegram, may make solicitation without additional compensation. We may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse the forwarding expense. All costs of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by us.
Shares Outstanding and Voting Rights
      The close of business on April 20, 2005, is the record date used to determine the stockholders entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The only voting security outstanding, which is entitled to vote at the meeting, is our common stock, each share of which entitles the holder thereof to one vote. At the record date for the meeting, there were outstanding and entitled to be voted 42,489,396 shares of common stock. With regard to Proposal One, the eight nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at the Annual Meeting, and entitled to vote on the election of directors, will be elected as our directors. With regard to Proposal Two, the affirmative vote of a majority of the votes cast by stockholders present or represented by proxy at the Annual Meeting will be required for approval of such proposal. Thus, any abstentions, “broker non-votes” (shares held by brokers or nominees as to which they have no discretionary authority to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon) or other limited proxies will have no effect on the outcome of the proposals.
      Stockholders have no dissenters’ rights or rights of appraisal under Delaware law or our Certificate of Incorporation or Bylaws in connection with Proposals One or Two.
Security Ownership of Certain Beneficial Owners and Management
      The table below sets forth information concerning (i) the only persons known by us, based upon statements filed by such persons pursuant to Section 13(d) or 13(g) and/or Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), to own beneficially in excess of 5% of the common stock as of March 31, 2005, and (ii) the shares of common stock beneficially owned, as of March 31, 2005, by each current director, each executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all current directors and executive officers as a group. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

	Shares
	Beneficially	Options
	Owned	Exercisable	Total Shares
	Excluding	within	Beneficially	Percent
Name(1)	Options	60 days	Owned(2)	of Class

Certain Beneficial Owners:
Credit Suisse First Boston(3)	13,634,882	0	13,634,882	32.2%

Directors and Executive Officers:
Ben M. Brigham(4)	2,904,289	176,000	3,080,289	7.2%
David T. Brigham(5)	87,650	100,000	187,650	*
A. Lance Langford(6)	28,805	44,000	72,805	*
Jeffery E. Larson(6)	30,941	76,000	106,941	*
Eugene B. Shepherd, Jr.(6)	31,734	90,000	121,734	*
Harold D. Carter	315,193	15,800	330,993	*
Stephen C. Hurley	0	14,000	14,000	*
Stephen P. Reynolds	59,992	15,800	75,792	*
Hobart A. Smith	6,000	8,000	14,000	*
Steven A. Webster(3)	46,900	15,500	62,400	*
R. Graham Whaling	0	14,900	14,900	*
All current directors and executive officers as a group (11 persons)	3,449,104	570,000	4,019,104	9.3%

*	Represents less than 1%.

(1)	Unless otherwise indicated, the business address of each director and executive officer is 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, 78730.

(2)	According to SEC rules, beneficial ownership includes shares as to which the individual or entity has voting power or investment power and any shares, which the individual has the right to acquire within 60 days of March 31, 2005 through the exercise of any stock option or other right.

(3)	Credit Suisse First Boston (the “Bank”), a Swiss bank, owns directly a majority of the voting stock of Credit Suisse First Boston, Inc., a Delaware corporation (“CSFBI”). As of November 3, 2000, CSFBI acquired all of the voting stock of Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation, which was renamed Credit Suisse First Boston (USA), Inc. (“CSFB-USA”), and the following (along with others not listed) became funds managed by indirect subsidiaries of CSFBI: (1) DLJMB Funding III, Inc., a Delaware corporation (“Funding III”); (2) DLJ ESC II, L.P., a Delaware limited partnership (“ESC”); (3) DLJ Merchant Banking Partners III, L.P., a Delaware limited partnership (“MBP”); (4) DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III, C.V., a Netherlands Antilles limited partnership (“DOP”); (5) DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-1, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-1, C.V., a Netherlands Antilles limited partnership (“DOP-1”); (6) DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-2, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-2, C.V., a Netherlands Antilles limited partnership (“DOP-2”); (7) DLJ MB Partners III GmbH & Co. KG, a German limited partnership (“MBP GmbH”); (8) Millennium Partners II, L.P., a Delaware limited partnership (“MPII”) and (9) MBP III Plan Investors, L.P., a Delaware limited partnership (“MBIII”). The Bank, on behalf of itself and its subsidiaries, to the extent that they constitute a part of the Credit Suisse Boston business unit (the “CSFB business unit”), beneficially own the following:

Funds that Hold	Common Shares

Funding III	165,457
ESC	1,854,374
MBP	9,665,434
DOP	527,358
DOP-1	176,226
DOP-2	125,534
MBP GmbH	83,287
MPII	16,632
MBIII	1,020,580

The ultimate parent company of the Bank is Credit Suisse Group (“CSG”). Due to the separate management and independent operation of its business units, CSG disclaims beneficial ownership of the reported common stock that is beneficially owned by its direct and indirect subsidiaries, including the CSFB business unit. The CSFB business unit disclaims beneficial ownership of shares of common stock beneficially owned by CSG and any of CSG’s and the Bank’s other business units. Steven A. Webster is the Chairman of Global Energy Partners, a specialty group within CSFB Private Equity that makes investments in energy companies, and has served in that capacity since 2000. The business address for Credit Suisse First Boston is 11 Madison Avenue, New York, New York, 10010.

(4)	Shares beneficially owned include 1,404,056 shares owned by Ben M. Brigham and 1,386,185 owned by Anne L. Brigham, 25,000 shares of unvested restricted stock owned by Ben M. Brigham, 12,812 shares owned by Brigham Parental Trust I (of which Mr. and Mrs. Brigham are the trustees and which is for the benefit of Ben Brigham’s mother), 13,836 shares owned by Brigham Parental Trust II (of which Mr. and Mrs. Brigham are the trustees and which is for the benefit of Anne Brigham’s parents), and 62,400 shares held by David T. Brigham, as custodian for each of Mr. and Mrs. Brigham’s five children.

(5)	Shares beneficially owned include the following: 25,000 shares of unvested restricted stock, and 62,400 shares held as a custodian for the children of Ben M. Brigham and Anne L. Brigham.

(6)	Shares beneficially owned include 25,000 shares of unvested restricted stock.

Compliance with Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the 1934 Act requires our directors and officers, and persons who own more than 10% of our outstanding common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, officers and more than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2004, all Section 16(a) filing requirements applicable to our directors, officers and persons who own more than 10% of our outstanding common stock were met, except that the reports on Form 4 for our officers relating to the grant of incentive stock options that occurred in late September 2004 to David A. Brigham, A. Lance Langford, Jeffrey E. Larson, Eugene B. Shepherd, Ben M. Brigham and Warren J. Ludlow were inadvertently filed late in October 2004.
Compensation of Executive Officers
      Summary Compensation. The following table sets forth certain summary information concerning the compensation paid or awarded to our Chief Executive Officer and our other most highly paid executive officers who earned in excess of $100,000 in 2004 (the “named executive officers”) for the years indicated.
Summary Compensation Table

		Annual Compensation				Long-Term Compensation

				Restricted		Shares	All Other
		Salary	Bonus	Stock Awards		Underlying	Compensation
Name and Principal Position	Year	($)	($)(1)	($)		Options (#)	($)(2)

Ben M. Brigham	2004	337,266	118,040	40,150	(3)	90,000	5,855
Chief Executive Officer, President	2003	309,805	232,353	129,000	(4)	150,000	6,924
and Chairman of the Board	2002	297,412	223,059	—		—	6,148
Curtis Harrell(5)	2004	—	—	—		—	—
Executive Vice President and	2003	—	—	—		—	—
Chief Financial Officer	2002	135,417	—	—		—	—
Eugene B. Shepherd, Jr.(6)	2004	227,900	125,345	40,150	(3)	80,000	—
Executive Vice President and	2003	212,500	127,500	129,000	(4)	150,000	—
Chief Financial Officer	2002	112,180	44,872	—		150,000	73,800
Jeffrey E. Larson	2004	182,593	63,908	40,150	(3)	60,000	—
Executive Vice President —	2003	169,038	84,519	129,000	(4)	125,000	—
Exploration	2002	159,849	64,395	—		25,000	—
David T. Brigham	2004	194,775	77,910	40,150	(3)	60,000	—
Executive Vice President — Land	2003	182,292	91,146	129,000	(4)	125,000	—
and Administration and Director	2002	173,063	70,000	—		25,000	—
A. Lance Langford	2004	188,141	75,256	40,150	(3)	60,000	—
Executive Vice President —	2003	175,556	96,556	129,000	(4)	125,000	—
Operations	2002	165,083	74,646	—		25,000	—

(1)	Bonus amounts are stated for the period earned and not necessarily for the period in which the bonus amounts were paid.

(2)	For Mr. Brigham, consists of premiums paid by us under life and disability insurance plans of $1,961 and $3,894, respectively, in 2004; $3,030 and $3,894, respectively, in 2003; and $2,903 and $3,245, respectively, in 2002. For Mr. Shepherd, includes a moving allowance of $73,800 in connection with his relocation to Austin, Texas in 2002.

(3)	In 2004, the following shares of restricted stock were awarded to Mr. Ben Brigham, 5,000 shares, Mr. Shepherd, 5,000 shares, Mr. Larson, 5,000, Mr. David Brigham, 5,000 shares and Mr. Langford, 5,000 shares. The value shown in the table above of $40,150 was based on the closing price of our common stock as reported on the NASDAQ Stock Market on December 31, 2003 (the effective date of the restricted stock grant) of $8.03 per share. The value of the restricted stock grant at December 31, 2004, based the closing price of our common stock as reported on the NASDAQ Stock Market on December 31, 2004 of $9.00, was $45,000 for each grantee. The restricted shares vest on January 1, 2009.

(4)	In 2003, the following shares of restricted stock were awarded to Mr. Ben Brigham, 25,000 shares, Mr. Shepherd, 25,000 shares, Mr. Larson, 25,000, Mr. David Brigham, 25,000 shares and Mr. Langford, 25,000 shares. The value shown in the table above of $129,000 was based on the closing price of our common stock as reported on the NASDAQ Stock Market on May 28, 2003 (the effective date of the restricted stock grant) of $5.160 per share. The value of the restricted stock grant at December 31, 2004, based the closing price of our common stock as reported on the NASDAQ Stock Market on December 31, 2004 of $9.00, was $225,000 for each grantee. The restricted shares vested 20% on January 1, 2004 and 20% on January 1, 2005, and will vest an additional 20% per year on the first day of each year thereafter, through January 1, 2008.

(5)	Mr. Harrell left us as Chief Financial Officer in July 2002.

(6)	Mr. Shepherd joined us as Chief Financial Officer in June 2002.
      Option Grants. The following table contains information about stock option grants to the named executive officers in 2004:
Option Grants in Last Fiscal Year

					Potential Realized Value at
					Assumed Annual Rates of
					Stock Price Appreciation
	Individual Grants				for Option Term(1)

	Number of	% of Total
	Shares	Options
	Underlying	Granted to	Exercise or
	Options	Employees in	Base Price	Expiration
Name	Granted (#)	Fiscal Year	($/Share)	Date	5% ($)	10% ($)

Ben M. Brigham	90,000	12.5%	$8.835	9/23/2011	$323,706	$754,372
Eugene B. Shepherd, Jr	80,000	11.11%	$8.835	9/23/2011	$287,739	$670,553
Jeffery A. Larson	60,000	8.33%	$8.835	9/23/2011	$215,804	$502,915
David T. Brigham	60,000	8.33%	$8.835	9/23/2011	$215,804	$502,915
A. Lance Langford	60,000	8.33%	$8.835	9/23/2011	$215,804	$502,915

(1)	Amounts represent hypothetical gains that could be achieved for the options if they are exercised at the end of the option term. Those gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date such options were granted, through the expiration date. For the option term ending September 23, 2011, based on the closing price on the NASDAQ Stock Market of the common stock of $8.535 on September 23, 2004, a share of the common stock would have a value on the ending dates of the option term of approximately $12.43, at an assumed appreciation rate of 5% and approximately $17.22, at an assumed appreciation rate of 10%.
      Option Exercises and Year-End Option Values. The following table provides information about the number of shares issued upon option exercises by the named executive officers during 2004, and the corresponding value realized by the named executive officers. The table also provides information about the number and value of options that were held by the named executive officers at December 31, 2004.
Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at FY-End (#)		FY-End ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ben M. Brigham	—	—	176,000	234,000	1,040,500	422,600
Eugene B. Shepherd, Jr.	—	—	90,000	290,000	356,250	718,200
Jeffery A. Larson	70,000	422,233	71,000	209,000	312,275	488,200
David T. Brigham	60,000	349,572	95,000	205,000	428,450	466,950
A. Lance Langford	84,000	497,565	39,000	205,000	127,505	466,950

(1)	The value of each unexercised in-the-money option is equal to difference between $9.000, which was the closing price of our common stock as reported on the NASDAQ Stock Market on December 31, 2004, and the exercise price of the option.
Compensation Committee Report on Executive Compensation Policy
      Our executive compensation policy is designed to attract, motivate, reward and retain the key executive talent necessary to achieve our business objectives and contribute to our long-term success. In order to meet these goals, our compensation policy for our executive officers focuses primarily on determining appropriate salary levels and providing long-term stock-based incentives. In addition, our compensation policy also contemplates performance-based cash bonuses.
      Cash Compensation. In determining recommendations for adjustments to our executive officers’ base salaries (excluding the Chief Executive Officer), we focus primarily on the scope of each officer’s responsibilities, each officer’s contributions to our success in moving toward our long-term goals during the twelve months immediately preceding his or her hire date, the accomplishment of goals set by the officer, our assessment of the quality of services rendered by the officer, comparison with compensation for officers of comparable companies and an appraisal of our financial position.
      Incentive Bonus Plan. In early 2004 our Compensation Committee created an Incentive Bonus Plan for our executive officers. Under the terms of the Incentive Bonus Plan, our officers were eligible for a non-discretionary bonus. The amount of the non-discretionary bonus to be paid to each officer was solely dependent upon our obtainment of certain levels of EBITDA (earnings before interest, taxes, depreciation and amortization), production and drilling coverage. A 2005 Incentive Bonus Plan for our officers will be implemented soon, with 50% of the non-discretionary bonus dependent on certain drilling coverage goals, 25% dependent on certain production goals and the remaining 25% dependent on certain EBITDA goals. In certain situations, we may also pay discretionary cash bonuses, the amount of which will be determined based on the contribution of the officer to and the benefit to us of certain transaction(s) or development(s) completed during the course of the year. In addition, our officers have the opportunity to participate in our 401(k) Plan.
      Equity Compensation. The grant of stock options and restricted stock to our executive officers constitutes an important element of their long-term compensation. The grant of stock options or restricted stock increases management’s equity ownership in us with the goal of ensuring that the interests of management remain closely aligned with those of our stockholders. The Board believes that equity positions in us provide a direct link between executive compensation and stockholder value. By attaching vesting requirements, stock options and restricted stock also create an incentive for executive officers to remain with us for the long term.
      Chief Executive Officer Compensation. The factors and criteria, upon which the base salary of Ben M. Brigham, our Chief Executive Officer, is based, are similar to the criteria used in evaluating salary adjustments for our executive officers. Our Chief Executive Officer’s individual contributions include his leadership role in establishing and retaining a strong management team, developing and implementing our business plans and attracting investment capital. In addition, the Compensation Committee reviewed compensation levels of chief executive officers at comparable companies in our industry.
      In determining the amount of annual cash bonus compensation to be paid to our Chief Executive Officer, our Compensation Committee also reviews our performance and the performance of our Chief Executive Officer for the prior fiscal year. For such purposes, our Compensation Committee utilizes a four-part formula, which the Committee believes provides a quantitative and qualitative framework to measure our performance and the performance of our Chief Executive Officer. This formula generally consists of the following components: (i) our attainment of certain threshold multiples of reserve value additions relative to drilling capital investments during the fiscal year; (ii) in the event that certain threshold coverage ratios in (i) are met, our attainment of budgeted drilling levels for the fiscal year; (iii) the number of potential future drilling locations we added to our inventory during the fiscal year; and (iv) a discretionary component to reward other performance factors that are not easily quantifiable.
      Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a company’s chief executive officer and each of its other four most highly compensated executive officers. We believe that the limitation has no impact to us with respect to fiscal year 2004. All options granted to employees pursuant to our 1997 Incentive Plan are intended to qualify for an exemption from the application of Section 162(m) of the Code, thereby preserving the deductibility for federal income tax purposes of compensation that may be attributable to the exercise of such options.
Compensation Committee:
Harold D. Carter
Stephen C. Hurley
R. Graham Whaling
Employment Agreements
      We employ Ben M. Brigham under an employment agreement (the “Employment Agreement”) as our Chief Executive Officer and President for a five-year term that began in February 1997. The Employment Agreement contains rollover provisions so that at all times the term of the Employment Agreement shall be not less than three years. The agreement provides for an annual salary of $275,000, which our Board may further increase from time to time. Mr. Brigham is also entitled to an annual cash bonus, not to exceed 75% of his then current salary, determined based on criteria established by our Board. Under the Employment Agreement, Mr. Brigham is entitled to participate in any employee benefit programs that we provide to our other executive officers. The only employee benefit programs that we offer to both our officers and employees are group insurance coverage, participation in our 401(k) Retirement Plan and our 1997 Incentive Plan. If Mr. Brigham terminates his employment for good reason, which includes a material reduction of Mr. Brigham’s position without cause or his written consent, breach of a material provision of the Employment Agreement or improper notice of termination, or if we terminate Mr. Brigham without cause, we must pay Mr. Brigham a sum equal to the amount of his annual base salary that he would have received during the remainder of his employment term plus the average of the annual bonuses he received in the preceding two years times the number of years in the remainder of his employment term. Mr. Brigham’s agreement also contains a three-year non-compete and confidentiality clause with standard terms.
      On September 20, 1999 and April 9, 2003, we entered into Change of Control Agreements with certain executive officers, other than our Chief Executive Officer. Under the terms of the Change of Control Agreements, in the event that there is a “Change of Control” (as defined in the Agreement), any options which would have vested within five years of the date of the Change of Control will immediately vest. Further, under the terms of the Change of Control Agreements, in the event that there is both a

Change of Control and a “Termination Event” (as defined in the Agreement) prior to the end of the “Retention Period” (as defined in the Agreement), we will pay the terminated officer a severance payment equal to two times the officer’s “Annual Base Salary” (as defined in the Agreement).
Compensation Committee Interlocks and Insider Participation
      Members of our Compensation Committee are currently Harold D. Carter, Steven C. Hurley and R. Graham Whaling. The Compensation Committee made all determinations concerning executive officer compensation for the last fiscal year. None of our executive officers has served on the Board of Directors or on the compensation committee for any other entity in which any member of our Board is an officer. See “Certain Transactions” below for certain information regarding relationships between entities and us with whom members of our Compensation Committee are affiliated.
Certain Transactions
      In connection with land work necessary for certain of our 3-D exploration, drilling and development operations, we engage Brigham Land Management (“BLM”), an independent company owned and managed by Vincent M. Brigham, a brother of Ben M. Brigham, who is our Chief Executive Officer, President and Chairman of the Board, and David T. Brigham, who is a director and our Executive Vice President-Land and Administration. BLM specializes in conducting the necessary field land work relating to 3-D seismic exploration activities and to drilling and development activities. BLM performs these services using their employees and independent contractors. During 2004, we incurred costs charged by BLM of approximately $2.9 million. Other participants in our 3-D seismic projects reimbursed us for a portion of these amounts. At December 31, 2004, we owed BLM $236,000. In connection with our planned capital expenditure budget for 2005, we expect that the amounts paid to BLM for land services will be roughly equivalent to those paid in 2004.
      Pursuant to a consulting agreement with Harold D. Carter, we paid Mr. Carter $2,500 per month and reimbursed his out-of-pocket expenses during 2004 for the performance of consulting and advisory services regarding our operations as we request. In addition to the consulting fee, pursuant to the terms of Mr. Carter’s consulting agreement, we paid Associated Energy Managers, Inc., $1,000 per month in 2004 and will continue to pay such monthly amount in 2005 to offset a portion of Mr. Carter’s office overhead expenses and to provide us with the opportunity to use of part of Mr. Carter’s office space, if necessary, for purposes of conducting business while our employees are in Dallas, Texas.
      From time to time, in the normal course of business, we have engaged a drilling contractor in which Steven A. Webster, one of our current directors, serves on the board of directors and owns stock. During 2004, our total payments to the drilling contractor were $3.5 million. At December 31, 2004, we owed the drilling contractor approximately $700,000.
      From time to time, in the normal course of business, we have engaged a service company in which Hobart A. Smith, one of our current directors, owns stock and serves as a consultant. Our total payments to the service company during 2004 were approximately $1 million. At December 31, 2004, we owed the service company approximately $132,000.
      In October 2001, we entered into a Joint Exploration Agreement with Carrizo Oil & Gas, Inc. (“Carrizo”). Under the terms of this agreement the parties: (1) blended their existing oil and gas leasehold positions covering a South Texas prospect; (2) identified five separate areas of mutual interest within the prospect; and (3) agreed upon procedures for the future exploration and development of the prospect. In November and December of 2002, Carrizo and us entered into agreements that increased our interest in some of the leasehold within the South Texas prospect. Steven A. Webster, one of our current directors, was a co-founder of Carrizo and is currently chairman of Carrizo’s board of directors. At December 31, 2004, Carrizo owed us $114,000 for exploration and production activities. We owed Carrizo $0 at December 31, 2004.

Performance Graph
      The following graph compares the cumulative total stockholder return on our common stock with the cumulative total return of (i) the Coredata Group Index No. 121, formerly known as the Media General Industry Group Index No. 121, “Independent Oil & Gas” (“Coredata E&P Group Index”) and (ii) the NASDAQ Market Index, December 31, 1999, through December 31, 2004. The graph assumes that the value of an investment in our common stock and each index was $100 at December 31, 1998, and that any dividends were reinvested. Numerical values used for the year-end plot points in the graph are set forth in the table below the graph.
COMPARE CUMULATIVE TOTAL RETURN
AMONG BRIGHAM EXPLORATION COMPANY
NASDAQ MARKET INDEX AND COREDATA E&P GROUP INDEX
ASSUMES $100 INVESTED ON
DEC. 31, 1999
ASSUMES DIVIDEND
REINVESTED
FISCAL YEAR ENDING DEC. 31,

	1999	2000	2001	2002	2003	2004

Brigham Exploration Company	100.00	289.82	195.91	321.30	524.33	587.74
Coredata E&P Group Index	100.00	145.12	118.59	124.18	193.68	260.22
NASDAQ Market Index	100.00	62.85	50.10	34.95	52.55	56.97

CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
      We adopted our Code of Business Conduct and Ethics on December 20, 2002. A copy of our Code of Business Conduct and Ethics may be obtained from us by written request to: Investor Relations, Brigham Exploration Company, 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, 78730.
Board Independence
      Our business and affairs are managed by and under the direction of our Board of Directors, which exercises all corporate powers and establishes broad corporate policies. In the opinion of the Board, and as “independent” is currently defined by the NASDAQ rules, a majority of the members of our Board are independent of management and free of any relationship that would interfere with their exercise of independent judgment.
      The Board of Directors has affirmatively determined that Harold D. Carter, Stephen C. Hurley, Stephen P. Reynolds, Hobart A. Smith and R. Graham Whaling are independent.
      In addition, the Board of Directors has affirmatively determined that all the members of the audit committee satisfy the definition of “independent” prescribed by the Securities and Exchange Commission for members of an audit committee.
      The Board of Directors has affirmed that all of the members of the Nominations and Compensation Committees are independent, as independence is defined by the NASDAQ rules.
Board Structure and Committee Composition
      In 2004, our Board of Directors held seven meetings, as well as conducted some other business through unanimous consents. Each director attended all of those meetings. The Board formed standing Audit and Compensation Committees on February 26, 1997 and a Nominations Committee on March 6, 2003. The Audit Committee held nine meetings in 2004. Stephen P. Reynolds was unable to attend one of those meetings. The Compensation Committee held one meeting in 2004 and met informally in conjunction with the Board’s regular quarterly meetings. All members of the Compensation Committees attended each meeting. Both the Audit and Compensation Committees conducted much of their business through unanimous written consents. The Nominations Committee did not hold a meeting in 2004, but did conduct business through unanimous written consents. Each director attended, either in person or by telephone conference, no fewer than 75% of the Board meetings held while serving as a director or committee member in 2004. All members of the Board except Stephen P. Reynolds, Hobart A. Smith and Steven A. Webster attended our 2004 Annual Meeting of Stockholders and the Board strongly recommends that each director attend our 2005 Annual Meeting of Stockholders.
      The following table sets forth the members of each committee.

Committee

Name	Audit	Compensation	Nominations

Ben M. Brigham
David T. Brigham
Harold D. Carter		X	X
Stephen C. Hurley		X	X
Stephen P. Reynolds	X		X
Hobart A. Smith	X
Steven A. Webster
R. Graham Whaling	X	X

Audit Committee
      The Audit Committee’s primary responsibilities are to (i) recommend our independent registered public accounting firm to our Board of Directors, (ii) review with our independent registered public accounting firm the plan and scope of the independent registered public accounting firm’s annual audit, the results thereof and the independent registered public accounting firm’s fees, (iii) review our financial statements and (iv) take such other action as it deems appropriate as to the accuracy and completeness of our financial records and our financial information gathering, reporting policies and procedures.
      The Board of Directors adopted a new written charter for the Audit Committee on March 9, 2004. The charter is reviewed periodically to ensure that it meets all applicable legal and NASDAQ rules. The Board has determined that each member of the audit committee is financially literate and Stephen P. Reynolds possesses accounting or related financial management expertise.
Audit Committee Audit and Non-Audit Services Approval Policy
      In accordance with the policies of our Audit Committee and the requirements of law, all services to be provided by our independent registered public accounting firm are pre-approved by the Audit Committee. Pre-approval is required for audit services, audit-related services, tax services and other services. Generally, pre-approvals are provided for up to a year, relate to a specific task or scope of work and are subject to a specific budget. To avoid certain conflicts of interest, publicly traded companies are prohibited from obtaining certain non-audit services from their independent registered public accounting firm. We obtain these services from other service providers as needed. Moreover, we have historically restricted the use and scope of permissible non-audit services obtained from our independent registered public accounting firm. During the past two years, we have not utilized PricewaterhouseCoopers LLP for any non-audit related services.
Report of the Audit Committee
To the Stockholders
     of Brigham Exploration Company:
      As members of the Audit Committee of the Board of Directors, we are responsible for helping to ensure the reliability of the financial statements. In keeping with this goal, the Board of Directors has adopted a written charter for the Audit Committee to follow. The Audit Committee adopted a new charter in March 2004.
      Independence of Audit Committee Members. All of the members of the Audit Committee are independent as defined by Rule 4200(a)(15) of the National Association of Dealers listing standards and the most recent interpretations of those standards.
      Review and Discussions. We have reviewed and discussed the audited financial statements with management. We have also discussed with our independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380 and SAS 90). Additionally, we have received the written disclosures and the letter from the independent auditors at PricewaterhouseCoopers LLP, as required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with the independent auditors their independence.

Recommendation to Include Audited Financial Statements in Annual Report
      Based on our discussions with management and our independent registered public accounting firm, and our review of the representation of management and the report of our independent registered public accounting firm to the Audit Committee, we recommended that the Board of Directors include the audited consolidated financial statements in Brigham Exploration Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.
Audit Committee:
Stephen P. Reynolds
Hobart A. Smith
R. Graham Whaling
Compensation Committee
      The Compensation Committee exercises the power of the Board in connection with all matters relating to compensation of executive officers and the administration of our stock option programs.
Nominations Committee
      We formed a Nominations Committee on March 6, 2003, and finalized its charter on June 25, 2004, a copy of which is not available on our website, but is attached as Appendix A. The Nominations Committee will consider nominees recommended by the stockholders. Pursuant to the charter, the Nominations Committee is permitted to pay fees to third parties to identify or evaluate or assist it in identifying or evaluating potential nominees, however, the Nominations Committee has not yet paid any such fees.
      The minimum qualifications and specified qualities or skills that the Nominations Committee believes are necessary for a nominee to possess include the nominee’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominations Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominations Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.
      The process employed by the Nominations Committee for identifying and evaluating nominees is as follows:

•	the collection of a list of potential nominees from, among others, management, board members and stockholder recommendations (either in advance of the annual meeting or from time to time);

•	the engagement of a search firm, if deemed appropriate;

•	the evaluation of potential conflicts;

•	committee meetings to narrow the list of potential nominees;

•	interviews with a select group of nominees;

•	selection of a nominee most likely to advance the best interests of stockholders; and

•	the recommendation of the nominee for Board approval.
      Although the Nominations Committee does not have a policy with regard to the consideration of nominees recommended by stockholders, it anticipates that it will evaluate such nominees by following substantially the same process, and applying substantially the same criteria, as for nominees submitted by Board members.
Compensation of Directors
      Fees and Expenses; Other Arrangements. Only non-employee directors are compensated for serving on our Board. Non-employee directors receive an annual retainer of $10,000 per year and receive $2,500 per meeting attended in person or $1,000 per meeting attended by phone. Directors that are members of a committee of the Board receive $1,000 for each committee meeting they attend in person or by phone. We also reimburse these directors for the expenses incurred in connection with attending meetings of the Board and its committees. See “Certain Transactions” for a discussion of a consulting agreement between Harold D. Carter and us.
      Director Stock Options. Pursuant to our 1997 Director Stock Option Plan, as amended, each newly elected non-employee director is granted an option to purchase 20,000 shares of our common stock and each non-employee director receives an option to purchase 10,000 shares of our common stock on December 31 of each year. The options under the plan are granted at fair market value on the grant date and become exercisable, subject to certain conditions, in five equal annual installments on the first five anniversaries of the grant date. The options terminate seven years from the grant date, unless terminated sooner. There are currently 430,000 shares of common stock authorized and reserved for issuance pursuant to the 1997 Director Stock Option Plan. Options to purchase 60,000 shares of our common stock were granted in 2004 to our six non-employee directors pursuant to the 1997 Directors Stock Option Plan.
Communication with the Board
      Stockholders may communicate with the members of our Board by submitting correspondence to our Secretary, Attention: Name of Board Member, Brigham Exploration Company, 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, 78730.

PROPOSAL ONE
ELECTION OF DIRECTORS
      All duly submitted and unrevoked proxies will be voted for the nominees for directors selected by the Board, except where authorization so to vote is withheld. If any nominee(s) should become unavailable for election for any presently unforeseen reason, the persons designated, as proxies will have full discretion to cast votes for another person(s) designated by the Board. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee.
      Pursuant to the Securities Purchase Agreement dated November 1, 2000, we have to nominate one representative named by Funding III to serve as a member of the Board. Accordingly, the Board has nominated Steven A. Webster, for election as a member of the Board. On December 23, 2002, Funding III assigned its rights to designate a director to MBP.
      The eight nominees of the Board are named below. Each of the nominees has consented to serve as a director if elected. Set forth below is certain information with respect to the nominees, including information as to each nominee’s age as of March 31, 2004, position with us, business experience during the past five years and directorships of other publicly held companies.
      The Board of Directors recommends that stockholders vote FOR the election of the nominees listed below.
Nominees for Director
      Ben M. “Bud” Brigham, age 45, has served as our Chief Executive Officer, President and Chairman of the Board since we were founded in 1990. From 1984 to 1990, Mr. Brigham served as an exploration geophysicist with Rosewood Resources, an independent oil and gas exploration and production company. Mr. Brigham began his career in Houston as a seismic data processing geophysicist for Western Geophysical, Inc. a provider of 3-D seismic services, after earning his B.S. in Geophysics from the University of Texas. Mr. Brigham is the brother of David T. Brigham, Executive Vice President — Land and Administration.
      David T. Brigham, age 44, joined us in 1992 and has served as a Director since May 2003, and as Executive Vice President — Land and Administration since June 2002. Mr. Brigham served as Senior Vice President — Land and Administration from March 2001 to June 2002, Vice President — Land and Administration from February 1998 to March 2001, as Vice President — Land and Legal from 1994 until February 1998 and as Corporate Secretary from February 1998 to September 2002. From 1987 to 1992, Mr. Brigham was an oil and gas attorney with Worsham, Forsythe, Sampels & Wooldridge. For a brief period of time, before attending law school, Mr. Brigham was a landman for Wagner & Brown Oil and Gas Producers, an independent oil and gas exploration and production company. Mr. Brigham holds a B.B.A. in Petroleum Land Management from the University of Texas and a J.D. from Texas Tech School of Law. Mr. Brigham is the brother of Ben M. Brigham, Chief Executive Officer, President and Chairman of the Board.
      Harold D. Carter, age 66, has served as a Director on our Board and as a consultant to us since 1992. Mr. Carter has more than 40 years experience in the oil and gas industry and has been an independent consultant since 1990. Prior to consulting, Mr. Carter served as Executive Vice President of Pacific Enterprises Oil Company (USA). Before that, Mr. Carter was associated for 20 years with Sabine Corporation, ultimately serving as President and Chief Operating Officer from 1986 to 1989. Mr. Carter consults for Associated Energy Managers, Inc. with respect to its Energy Income Fund, L.P. and is a director of Energy Partners Ltd., and a director of Abraxas Petroleum Corporation, both publicly traded oil and gas companies, and Longview Production Company, a private company. Mr. Carter has a B.B.A. in Petroleum Land Management from the University of Texas and has completed the Program for Management Development at the Harvard University Business School.

      Stephen C. Hurley, age 55, has served as a Director on our Board since December 2002. Mr. Hurley is President of Hunt Oil Company and served as Executive Vice President from August 2001 to April 2004. Prior to joining Hunt Oil, Mr. Hurley served as Executive Vice President, Chief Operating Officer and a member of the board of directors for Chieftain International, Inc. from September 1995 to August 2001. Mr. Hurley holds a Masters of Science degree in Geology from the University of Arkansas and an advanced degree in business studies from Harvard University.
      Stephen P. Reynolds, age 53, has served as a Director on our Board since 1996. Mr. Reynolds is currently a private investor. Mr. Reynolds served as a special advisor to General Atlantic Partners, LLC and was associated with General Atlantic or its predecessor entities from April 1980 to 2000. Mr. Reynolds holds a B.A. in Economics from Amherst College and a Masters Degree in Accounting from New York University.
      Hobart A. Smith, age 68, has served as a Director on our Board since December 2002. Mr. Smith has been associated with Smith International, Inc. and its affiliates and predecessors, a products and services supplier to the oil and gas and petrochemical industries, in various capacities since 1965, including Vice President of Customer Relations, Assistant to the President and Vice President of Marketing. Since 1992, Mr. Smith has served as a consultant to Smith International, primarily in Customer Relations and Industry Affairs. Mr. Smith is also a director of Harken Energy Corp., a publicly traded oil and gas company. Mr. Smith has a degree in Business Administration from Claremont-McKenna College.
      Steven A. Webster, age 53, has served as a Director on our Board since November 2000. Mr. Webster is the Chairman of Global Energy Partners, a specialty group within CSFB Private Equity that makes investments in energy companies, and has served in that capacity since 2000. From 1998 to 1999, Mr. Webster served as Chief Executive Officer and President of R&B Falcon Corporation, and from 1988 to 1998, Mr. Webster served as Chairman and Chief Executive Officer of Falcon Drilling Corporation, both offshore drilling contractors. Mr. Webster is on the board of directors of Seabulk International, Inc., a publicly traded offshore energy support, transportation and towing company, Carrizo Oil & Gas, Inc., a publicly traded oil and gas exploration and production company, Goodrich Petroleum Corporation, a publicly traded oil & gas production company, Grey Wolf Inc., a publicly traded land drilling contractor, Camden Property Trust, a publicly traded real estate investment trust, Crown Resources Corporation, a publicly traded precious metals exploration company, and Geokinetics, Inc., a publicly traded geophysical services provider. In addition, Mr. Webster serves as Chairman of Carrizo Oil & Gas and Crown Resources. Mr. Webster is the founder and an original shareholder of Falcon Drilling Company, Inc., a predecessor to Transocean, Inc., and is a co-founder and original shareholder of Carrizo Oil & Gas, Inc. Mr. Webster holds a B.S.I.M. from Purdue University and an M.B.A. from Harvard Business School.
      R. Graham Whaling, age 50, has served as a Director on our Board since June 2001. Mr. Whaling is currently Chairman, CEO and a director of Laredo Energy, L.P. and has spent his entire career in the energy industry, as a petroleum engineer, an energy investment banker, a chief financial officer and a chief executive officer of energy companies. From May 1999 to May 2001, Mr. Whaling was a Managing Director with a specialty group within CSFB Private Equity that makes investments in energy companies. From May 1998 until May 1999, Mr. Whaling was a Managing Director with Petrie Parkman & Co. Prior to that, Mr. Whaling was the Chief Financial Officer for Santa Fe Energy where he managed the initial public offering and the spin-off of Santa Fe’s western division, a company called Monterey Resources. He was its Chairman and Chief Executive Officer until it was acquired by Texaco in 1997. Prior to 1997, Mr. Whaling spent seven years as an investment banker focusing on the energy industry with Lazard Freres & Co. and CS First Boston. Mr. Whaling worked as a petroleum engineer for nine years in the beginning of his career primarily with Ryder Scott Company, an oil and gas-consulting firm. Mr. Whaling received a B.S. degree in petroleum engineering from the University of Texas in 1977 and an M.B.A., with Distinction, from the Wharton School in 1987.

PROPOSAL TWO
APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
      The Board has appointed, and recommends the approval of the appointment of, PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2005. In recommending the approval by the stockholders of the appointment of PricewaterhouseCoopers LLP, the Board is acting upon the recommendation of the Audit Committee, which has satisfied itself as to the firm’s competence and standing. PricewaterhouseCoopers LLP has been our independent registered accounting firm since 1992. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required, the Board believes that it is appropriate to seek stockholder approval of this appointment. If the stockholders fail to approve the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is approved, the Board, at its discretion, may direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interests of our stockholders.
      During 2004 and 2003 we incurred the following fees with PricewaterhouseCoopers LLP:

	2004	2003

Audit fees(1)	$582,210	$272,300
Audit related fees	—	—
Tax fees	—	—
Other(2)	1,500	1,400

Total	$583,710	$273,700

(1)	Includes $53,000 and $112,300 for 2004 and 2003, respectively, incurred for services performed in connection with our Registration Statements filed on Form S-3 and Form S-2, respectively.

(2)	These constituted fees for a research tool license.
      Unless stockholders specify otherwise in the proxy, proxies solicited by the Board will be voted by the persons named in the proxy at the Annual Meeting to ratify the selection of PricewaterhouseCoopers LLP as our independent registered accounting firm for 2004.
      The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP.
OTHER MATTERS
      The Board does not intend to present any other matters at the meeting and knows of no other matters which will be presented. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.
Stockholder Proposals
      It is contemplated that the Annual Meeting of Stockholders in 2006 will take place during the fourth week of May or the first week in June 2006. Stockholder proposals for inclusion in our proxy materials for the Annual Meeting of Stockholders in 2006 must be received at our principal executive office in Austin, Texas, addressed to the Secretary of Brigham Exploration Company, not later than December 27, 2005.
      With respect to stockholder proposals which are not intended to be included in our proxy materials, our bylaws provide that notice of any such stockholder proposal nominating persons for election to the Board must be received at our principal executive office not later than 90 days prior to the annual meeting;

and all other stockholder proposals must be received not less than 60 nor more than 120 days prior to the meeting.
Form 10-K Annual Report
      We will provide without charge to each person from whom a proxy is solicited by this proxy statement, upon the written request of any such person, a copy of our annual report on Form 10-K, including the financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Section 13(a)-1 under the 1934 Act for our most recent fiscal year. Requests should be directed to Investor Relations, Brigham Exploration Company, 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, 78730.

By Order of the Board of Directors

Warren J. Ludlow
Secretary
April 29, 2005
Austin, Texas

Appendix A
BRIGHAM EXPLORATION COMPANY
NOMINATING COMMITTEE CHARTER
PURPOSE
      The Nominating Committee of Brigham Exploration Company (the “Company”), in its capacity as a committee of the Board of Directors of the Company (the “Board”), shall (1) assist the Board by identifying individuals qualified for election or re-election as Board members, and to recommend to the Board the director nominees for each annual meeting of stockholders; and (2) recommend to the Board director nominees for each committee of the Board, all subject to the provisions of any stockholder or similar agreement binding on the Company.
COMMITTEE MEMBERSHIP
      The Nominating Committee shall consist of no fewer than three members, each of whom shall be a director of the Company. The members of the Nominating Committee shall be appointed annually by the Board. The members of the Nominating Committee shall meet any requirements proscribed by the NASDAQ stock market.
      The members of the Nominating Committee may be appointed or replaced, with or without cause, by the Board.
COMMITTEE AUTHORITY AND RESPONSIBILITIES

1. The Nominating Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms. The Nominating Committee shall have the authority to engage independent or outside counsel, accountants or other advisors, in each case of its choice and as it determines to be necessary or appropriate to carry out its purpose under this charter.

2. The Nominating Committee shall identify and recommend to the Board (1) the director nominees for each annual meeting of stockholders and (2) members of the Board to serve on each committee of the Board, subject to the provisions of any stockholder or similar agreement binding on the Company.

3. The Nominating Committee shall receive and consider all stockholder recommendations relating to the nomination of a member of the Board.

4. The Nominating Committee may form and delegate authority to subcommittees when appropriate.

5. All meetings of the Nominating Committee shall be conducted in accordance with Article IV, Section 3 of the Bylaws of the Company.

A-1

ANNUAL MEETING OF STOCKHOLDERS OF

BRIGHAM EXPLORATION COMPANY

June 8, 2005

PROOF # 1

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided.ê

The Board of Directors recommends that you vote
FOR the election of all nominees for election to the Board of Directors and FOR Proposal 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE☒

1.	ELECTION OF DIRECTORS:

NOMINEES:
☐	FOR ALL NOMINEES	m m	Ben M. Brigham David T. Brigham
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m m m	Harold D. Carter Stephen C. Hurley Stephen P. Reynolds
☐	FOR ALL EXCEPT (See instructions below)	m m m	Hobart A. Smith Steven A. Webster R. Graham Whaling

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Approval of the appointment of PricewaterhouseCoopers LLP as the Company’s Auditors for the fiscal year ending December 31, 2005.	☐	☐	☐

3.	The transaction of such other Business as may properly come before the meeting or any adjournments or postponements of the meeting.

Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this proxy in the enclosed return envelope so that your shares may be represented at the meeting.

The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such common stock and hereby ratifies and confirms all actions that the proxies named herein, their substitutes, or any of them, may lawfully take in accordance with the terms hereof.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROOF # 1

BRIGHAM EXPLORATION COMPANY

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
JUNE 8, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Ben M. Brigham and Warren J. Ludlow, or any of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Brigham Exploration Company to be held at 10:00 a.m. C.D.T. on June 8, 2005 at the Company’s offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, 78730 and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.

The Board of Directors recommends that you vote
FOR the election of all nominees for election to the Board of Directors and
FOR Proposal 2.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRIGHAM EXPLORATION COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSAL 2. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission and by applicable state laws.

(Continued, and to be marked, dated and signed, on the other side)

■	14475 ■